EXHIBIT 11b


                              AMERITECH CORPORATION
                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE


                                            Three Months Ended
                                                   March 31
                                             -------------
                                          1997              1996
                                          ----              ----
Net income                           $536,138,000      $478,345,000
                                     ============      ============


Weighted average number of
shares outstanding                    550,526,956       554,751,737

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                           2,611,404         3,034,266
                                     ------------      ------------

Weighted average shares outstanding
on which fully diluted earnings
per share are based                   553,138,360       557,786,003
                                     ============      ============
Fully diluted earnings per share            $0.97             $0.86
                                     ============      ============


This calculation is submitted in accordance with Regulation S-K, Item 601(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than three percent.


Amounts for the prior year have been restated to reflect inclusion of the windfall tax benefit when applying the treasury stock method to determine the dilutive effect of outstanding options.